EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment dated as of August 1, 2000, is by and between Temptronic Corporation, a Delaware corporation, with its principal place of business in Newton, Massachusetts (the "Company"), and William M. Stone of 12 Samuel Drive, North Grafton, Massachusetts 01536 (the "Employee").

RECITALS

The Company and the Employee entered into an Employment Agreement dated March 9, 2000 (the "Employment Agreement").

The Company and the Employee desire to amend the Employment Agreement as set forth in this Amendment to Employment Agreement.

NOW, THEREFORE, the Company and the Employee, intending to be legally bound, hereby agree to amend the Employment Agreement as follows:

1. Definitions.

All capitalized terms used and not defined herein shall have the meanings given to them in the Employment Agreement unless otherwise indicated by the context.

2. Amendments.

(I) Section 4(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

"(b) Percent of Profit Bonus. For each full calendar year during the term of this Agreement, the Employee shall receive a bonus equal to 1% of the pre-tax profit of the Company during such fiscal year. Pre-tax profit shall be determined by the Company's independent auditors in accordance with generally accepted accounting principles, except that such computation shall not take into account the bonus payable pursuant to this Section 4(b) but pre-tax profit will be computed after deduction for the bonus amount paid during such fiscal year pursuant to Section 4(e). The bonus payable pursuant to this Section 4(b) shall be prorated for any portion of a calendar year included within the term of this Agreement."

(II) A new Section 4(e) of the Employment Agreement is hereby added reading in its entirety as follows:

"(e) Fixed Bonus.

(i) In addition to the bonus payable pursuant to Section 4(b), the Employee shall receive additional fixed bonus amounts as follows:

Payable Date	Amount
8/1/00 8/1/01 8/1/02 8/1/03 8/1/04	$80,000 $80,000 $80,000 $80,000 $80,000

The fixed bonus amounts payable pursuant to this Section 4(e), are conditioned upon the Employee's continued employment with the Company on the respective Payable Date; provided, however, that upon the occurrence of any of the following events, the remaining bonus amounts will be accelerated and become payable within thirty days thereafter: (A) a Change in Control (as defined below) of the Company's parent, inTEST Corporation ("inTEST"); (B) the Employee's death or disability; or (C) the termination of the Employee's employment by Temptronic without cause as provided in this Agreement.

(ii) "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events:

(A) The date the stockholders of inTEST (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which inTEST will be dissolved or liquidated;

(B) The date the stockholders of inTEST (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of inTEST;

(C) The date the stockholders of inTEST (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate inTEST with or into such other corporation, other than, in either case, a merger or consolidation of inTEST in which holders of shares of the Common Stock of inTEST immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in substantially the same proportion as such holders' ownership of the Common Stock of inTEST immediately before the merger or consolidation; or

(D) the date any entity, person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), other than (x) inTEST or any of its Affiliates (as defined below) or any employee benefit plan (or related trust) sponsored or maintained by inTEST or any of its Affiliates or (y) any entity, person or group (other than a group in which an entity described in (x) is a member) who, on the date of this Amendment shall have been the beneficial owner of at least twenty percent (20%) of the outstanding Common Stock of inTEST shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock of inTEST. The term "Affiliates" shall mean any corporation or other business organization in which inTEST owns, directly or indirectly, 50% or more of the voting stock or capital at the date of this Amendment."

(III) The last sentence of Section 5(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

"In addition, the Employee or others so entitled shall be paid (i) any bonus to which the Employee may be entitled pursuant to Section 4(b) that may have accrued through the effective date of termination, as soon as practicable after the determination of such amount, and (ii) the remaining fixed bonus amounts, if any, as provided in Section 4(e)(i)."

3. Reaffirmation.

Except as modified hereby, all of the terms, covenants and conditions of the Employment Agreement are hereby in all respects ratified, reaffirmed and confirmed and shall continue in full force and effect.

4. Counterparts.

This Amendment of Employment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment of Employment Agreement has been executed by the Company, by its duly authorized officer, and by the Employee, as of the date first above written.

TEMPTRONIC CORPORATION
/s/ William M. Stone William M. Stone	By:	/s/ Hugh T. Regan, Jr. Hugh T. Regan, Jr. Secretary and Treasurer